PROSPECTUS SUPPLEMENT NO. 9                    FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED DECEMBER 10, 1998          REGISTRATION NO. 333-63439


                                   $86,250,000

                             ASPEN TECHNOLOGY, INC.

          5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE JUNE 15, 2005


     This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5 1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures, and in our Prospectus Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7 and No. 8. This Prospectus Supplement is not complete without the supplemented Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the supplemented Prospectus.

     In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of January 7, 2000.

     We are providing this Prospectus Supplement to update the following information to the table in the Prospectus under the caption "Selling Securityholders":

                                   PRINCIPAL AMOUNT OF                     SHARES OF COMMON                    SHARES OF COMMON
                                 DEBENTURES BENEFICIALLY                  STOCK BENEFICIALLY                  STOCK BENEFICIALLY
                                   OWNED PRIOR TO THE                     OWNED PRIOR TO THE     SHARES OF     OWNED AFTER THE
                                        OFFERING            AMOUNT OF          OFFERING            COMMON          OFFERING
                                  -----------------------  DEBENTURES    ---------------------     STOCK     --------------------
    SELLING SECURITYHOLDER        NUMBER     PERCENT(1)     OFFERED(2)   NUMBER(3)  PERCENT(4)   OFFERED(3)  NUMBER    PERCENT(4)
    ----------------------        ------     ----------    -----------   ---------  ----------   ----------  ------    ----------

Tucker Anthony Incorporated ...  $35,000         *           $35,000        660         *            660       --         --
200 Liberty Street
New York, NY 10281

------------

*    Less than one percent.
(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on January 7, 2000.
(2) This Selling Securityholder has indicated that it may offer all of the Debentures that it owns. As a result, no Debentures will be owned after the offering.
(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.
(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 25,362,668 shares of common stock outstanding on January 7, 2000.




           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 11, 2000.